January 23, 2013

Calvert VP SRI Strategic Portfolio

Calvert Variable Series, Inc.

4550 Montgomery Avenue, Suite 1000N

Bethesda, Maryland 20814

Calvert VP S&P 500 Index Portfolio

Calvert Variable Products, Inc.

4550 Montgomery Avenue, Suite 1000N

Bethesda, Maryland 20814

Re:       Reorganization of Calvert VP SRI Strategic Portfolio, a series of Calvert Variable Series, Inc., into Calvert VP S&P 500 Index Portfolio, a series of Calvert Variable Products, Inc.

Ladies and Gentlemen:

You have asked for our opinion as to certain Federal income tax consequences of the transaction described below.

Parties to the Transaction

            Calvert VP SRI Strategic Portfolio (“Target Fund”) is a series of Calvert Variable Series, Inc., a Maryland corporation.

Calvert VP S&P 500 Index Portfolio (“Acquiring Fund”) is a series of Calvert Variable Products, Inc., a Maryland corporation.

Description of Proposed Transaction

In the proposed transaction (the “Reorganization”), Acquiring Fund will acquire all of the assets of Target Fund in exchange for shares of Acquiring Fund of equivalent value. Target Fund will then liquidate and distribute all of the Acquiring Fund shares which it holds to its shareholders pro rata in proportion to their shareholdings in Target Fund, in complete redemption of all outstanding shares of Target Fund, and promptly thereafter will proceed to dissolve.

Calvert VP SRI Strategic Portfolio
Calvert VP S&P 500 Index Portfolio

January 23, 2013

Scope of Review and Assumptions

In rendering our opinion, we have reviewed and relied upon the Agreement and Plan of Reorganization between Calvert Variable Products, Inc. with respect to Acquiring Fund and Calvert Variable Series, Inc. with respect to Target Fund (the “Reorganization Agreement”) dated as of January 29, 2013, which is enclosed as Exhibit A in proxy materials to be dated on or about February 11, 2013 and to be submitted to the Securities and Exchange Commission on or about January 31, 2013, which describes the proposed transaction, and on the information provided in such proxy materials. We have relied, without independent verification, upon the factual statements made therein, and assume that there will be no change in material facts disclosed therein between the date of this opinion and the closing of the Reorganization. We further assume that the transaction will be carried out in accordance with the Reorganization Agreement.

Representations

Written representations, copies of which are attached hereto, have been made to us by the appropriate officers of Target Fund and Acquiring Fund, and we have without independent verification relied upon such representations in rendering our opinions.

Discussion

One of the prerequisites for a tax-free reorganization under the Internal Revenue Code is that the transaction represent a continuity of the business enterprise of the acquired entity.  As interpreted by the Treasury in regulations, and in accordance with court decisions, continuity of business enterprise is present if the acquiring entity either continues the business of the acquired entity or uses a substantial portion of the acquired entity’s historic assets in its own business.  The regulations, and private letter rulings in the area issued by the Internal Revenue Service, suggest that the latter test is met if the acquiring fund uses at least one third of the historic assets of the target fund in the business of the acquiring fund.  The Acquiring Fund in this transaction has not represented that it will use any particular portion of the historic assets of the Target Fund in the business of the Acquiring Fund, and indeed since the termination of Thornton Investment Management, Inc. as subadvisor of the Target Fund the Target Fund has sold a substantial portion of is historical assets in order to tailor its portfolio to the need of the Acquiring Fund.  Therefore, continuity of business enterprise may be present only if the Acquiring Fund continues the historic business of the Target Fund.

There is very little official guidance as to the meaning of continuation of the historic business.  In Revenue Ruling 87-76, a municipal bond fund acquired all of the assets of a fund which had historically invested in corporate debt and equity instruments.  The transaction was held to lack continuity of business enterprise, even though both funds were in the business of investing.  In several private letter rulings, the Internal Revenue Service has apparently accepted a representation that the acquiring fund will continue the business of the target fund, but no details as to the businesses are set forth.

Calvert VP SRI Strategic Portfolio
Calvert VP S&P 500 Index Portfolio

January 23, 2013

The historical investment strategies for Target Fund involved investing some 75% of its assets in the common stocks of issuers included in the S & P 500 index.  Target Fund is an actively managed fund, and may invest in debt instruments as well as equities, and up to 25% in foreign securities.  Target Fund is an actively-managed portfolio investing primarily in stocks of mid-size companies, including up to 25% in stocks of foreign issuers, using the value method of investing.  Acquiring Fund seeks to replicate the return of the S&P 500 Index by investing primarily in stocks included in such index, and options and futures thereon.  Since both funds invest primarily in the stocks of domestic corporations included in the S & P 500 Index, the continuity of business requirement appears to be satisfied.  However, because of the lack of definitive guidance, our opinions cannot be entirely free from doubt.

Opinions

Based on and subject to the foregoing, and on our examination of the legal authority we have deemed to be relevant, we have the following opinions, all of which are not entirely free from doubt for the reason above stated:

1.         The transfer of all of the assets of Target Fund in exchange for shares of Acquiring Fund followed by the distribution of said Acquiring Fund shares pro rata to the separate accounts as shareholders of Target Fund in liquidation of Target Fund will constitute a “reorganization” within the meaning of § 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and Acquiring Fund and Target Fund will each be “a party to a reorganization” within the meaning of § 368(b) of the Code.

2.         No gain or loss will be recognized by Acquiring Fund upon the receipt of the assets of Target Fund solely in exchange for Acquiring Fund shares.

3.         No gain or loss will be recognized by Target Fund upon the transfer of its assets to Acquiring Fund in exchange for Acquiring Fund shares, or upon the distribution (whether actual or constructive) of such Acquiring Fund shares to the separate accounts as shareholders of Target Fund in exchange for their Target Fund shares.

4.         No gain or loss will be recognized by the separate accounts as shareholders of Target Fund upon the exchange of their Target Fund shares for Acquiring Fund shares in liquidation of Target Fund.

5.         The aggregate tax basis of the Acquiring Fund shares received by each separate account as a shareholder of Target Fund pursuant to the Reorganization will be the same as the aggregate tax basis of the Target Fund shares held by such separate account shareholder immediately prior to the Reorganization, and the holding period of the Acquiring Fund shares received by each separate account as a shareholder of Target Fund will include the period during which the Target Fund shares exchanged therefor were held by such separate account shareholder (provided the Target Fund shares were held as a capital asset on the date of the Reorganization).

Calvert VP SRI Strategic Portfolio
Calvert VP S&P 500 Index Portfolio

January 23, 2013

6.         The tax basis of the assets of Target Fund acquired by Acquiring Fund will be the same as the tax basis of those assets to the Target Fund immediately prior to the Reorganization, and the holding period of the assets of Target Fund in the hands of Acquiring Fund will include the period during which those assets were held by Target Fund.

7.         Acquiring Fund will succeed to and take into account the capital loss carryovers of Target Fund described in section 381(c) of the Code.  Acquiring Fund will take any such capital loss carryovers into account subject to the conditions and limitations specified in sections 381, 382, 383 and 384 of the Code and regulations thereunder.

The foregoing opinions are based on the Code as in effect on the date hereof and administrative and judicial interpretations of it.  No assurance can be given that the Code will not change or that such interpretations will not be revised or amended adversely, possibly with retroactive effect.  This opinion letter is delivered to you in satisfaction of the requirements of Sections 8(c) and 9(d) of the Reorganization Agreement.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form N-14 relating to the Reorganization and to the use of our name and any reference to our firm in such Registration Statement or in the prospectus/proxy statement constituting a part thereof.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ SULLIVAN & WORCESTER LLP

SULLIVAN & WORCESTER LLP